Exhibit 23.03

CORPORATE VALUATION ADVISORS, INC. Valuation and Financial Consultants	625 Walnut Ridge Drive
Suite 105
Hartland, WI 53029
	Tele:	(262) 369-0400
	Fax:	(262) 369-3699

May 13, 2011

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Attention:	David C. Mussman
Executive Vice President, Secretary and General Counsel

Dear Mr. Mussman:

We hereby consent to the inclusion in the Registration Statement on Form S-4 of West Corporation (“West”) for the registration of its 2018 bonds (together with any amendments thereto (the “Registration Statement”) of references to our firm and to our valuation analyses with respect to the common stock of West.

Sincerely,

Corporate Valuation Advisors, Inc.

/s/ James W. Volkman

James W. Volkman, ASA
Managing Director

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